                      TRANSFER AGENT SERVICING AGREEMENT


     THIS AGREEMENT is made and entered into on this 1st day of March, 1998, by and between The HomeState Group (hereinafter referred to as the "Trust") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as the "Agent").

     WHEREAS, the Trust is an open-ended management investment company which is registered under the Investment Company Act of 1940; and

     WHEREAS, the Agent is a trust company and, among other things, is in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers;

     NOW, THEREFORE, the Trust and the Agent do mutually promise and agree as follows:

1.   TERMS OF APPOINTMENT; DUTIES OF THE AGENT

     Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Agent to act as transfer agent and dividend disbursing agent.

     The Agent shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to those items set forth on the attached Schedule A and the following:

     A.   Receive orders for the purchase of shares;

     B. Process purchase orders and issue the appropriate number of certificated or uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

     C.   Process redemption requests received in good order;

     D. Pay monies in accordance with the instructions of redeeming shareholders;

     E. Process transfers of shares in accordance with the shareowner's instructions;

     F.   Process exchanges between funds within the same family of funds;

     G. Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or surety bond;

     H. Prepare and transmit payments for dividends and distributions declared by the Trust;

     I. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

     J. Record the issuance of shares of the Trust and maintain, pursuant to Securities Exchange Act of 1934 Rule 17ad-10(e), a record of the total number of shares of the Trust which are authorized, issued and outstanding;

     K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

     L.   Mail shareholder reports and prospectuses to current shareholders;

     M. Prepare and file U.S. Treasury Department forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

     N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust; and

     O. Provide a Blue Sky System which will enable the Trust to monitor the total number of shares sold in each state. In addition, the Trust shall identify to the Agent in writing those transactions and assets to be treated as exempt from the Blue Sky reporting to the Trust for each state. The responsibility of the Agent for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust.

2.   COMPENSATION

     The Trust agrees to pay the Agent for performance of the duties listed in this Agreement; the fees and out-of-pocket expenses including, but not limited to the following: printing, postage, forms, stationery, record retention, mailing, insertion, programming, labels, shareholder lists and proxy expenses.

     These fees and reimbursable expenses may be changed from time to time subject to mutual written agreement between the Trust and the Agent.

     The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

3.   REPRESENTATIONS OF AGENT

     The Agent represents and warrants to the Trust that:

     A. It is a trust company duly organized, existing and in good standing under the laws of Wisconsin;

     B. It is a registered transfer agent under the Securities Exchange Act of 1934 as amended.

     C. It is duly qualified to carry on its business in the state of Wisconsin;

     D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

     E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement; and

     F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     G. It will comply with all applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and any laws, rules, and regulations of governmental authorities having jurisdiction.

4.   REPRESENTATIONS OF THE TRUST

     The Trust represents and warrants to the Agent that:

     A. The Trust is an open-ended diversified investment company under the Investment Company Act of 1940;

     B. The Trust is a trust organized, existing, and in good standing under the laws of Pennsylvania;

     C. The Trust is empowered under applicable laws and by its Declaration of Trust and bylaws to enter into and perform this Agreement;

     D. All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

     E. The Trust will comply with all applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and any laws, rules and regulations of governmental authorities having jurisdiction; and

     F. A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

5.   COVENANTS OF TRUST AND AGENT

     The Trust shall furnish the Agent a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Agent and the execution of this Agreement. The Trust shall provide to the Agent a copy of the Declaration of Trust, and all amendments.

     The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such section and rules and will be surrendered to the Trust on and in accordance with its request.

6.   INDEMNIFICATION; REMEDIES UPON BREACH

     The Agent shall exercise reasonable care in the performance of its duties under this Agreement. The Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond the Agent's control, except a loss resulting from the Agent's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless the Agent from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Agent may sustain or incur or which may be asserted against the Agent by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to the Agent by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to the Agent and as amended from time to time in writing by resolution of the Board of Trustees of the Fund.

     Further, the Fund will indemnify and hold the Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit as a result of the negligence of the Fund or the principal underwriter (unless contributed to by the Agent's breach of this Agreement or other agreements between the Fund and the Agent, or the Agent's own negligence or bad faith); or as a result of the Agent acting upon telephone instructions relating to the exchange or redemption of shares received by the Agent and reasonably believed by the Agent under a standard of care customarily used in the industry to have originated from the record owner of the subject shares; or as a result of acting in reliance upon any genuine instrument or stock certificate signed, countersigned, or executed by any person or persons authorized to sign, countersign, or execute the same.

     In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, the Agent shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Agent's control. The Agent will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of the Agent. The Agent agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect the Agent's premises and operating capabilities at any time during regular business hours of the Agent, upon reasonable notice to the Agent.

     Regardless of the above, the Agent reserves the right to reprocess and correct administrative errors at its own expense.

     In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold the Agent harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Agent will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend the Agent against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify the Agent and thereupon the Fund shall take over complete defense of the claim, and the Agent shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The Agent shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Agent except with the Fund's prior written consent.

     The Agent shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the

Fund by any person arising out of any action taken or omitted to be taken by the Agent as a result of the Agent's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

7.   CONFIDENTIALITY

     The Agent agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders and shall not disclose such information to any other party, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

     Additional Series. The Trust is authorized to issue separate classes of shares of beneficial interest representing interests in separate investment portfolios. The parties intend that each portfolio established by the Trust, now or in the future, be covered by the terms and conditions of this Agreement.

8.   RECORDS

     The Agent shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of The Investment Company Act of 1940 as amended (the "Investment Company Act"), and the rules thereunder. The Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Trust on and in accordance with its request.

     YEAR 2000.  FIRSTAR WARRANTS THAT:

     (a) Occurrence in or use by Firstar's internal computing system and all systems utilized by Firstar in servicing the Trust (collectively the "Systems") of dates on or after January 1, 2000 ("Millennium Dates") or the occurrence of the Year 2000 will not adversely affect the performance of Firstar's services hereunder in any manner including, but not limited to, performance with respect to date-dependent data, computations, output, calculating, comparing, and sequencing. The core systems to which this warranty relates are:

          The PAR System - Transfer agent shareholder accounting and shareholder servicing
          The CPORT System - Fund Accounting
          The AMtrust System - Custody

          The Blue2 System - Blue Sky
          The Mutual Direct System - Fulfillment

     (b) The Systems will create, store, process, and output information related to or including Millennium Dates without errors or omissions and at no additional cost to the Trust.

     (c) The Systems will be Year 2000 compliant on or before January 31, 1999 and, if such compliance will not be achieved by such date, Firstar will provide written notice of such noncompliance to the Trust on or before January 31, 1999 along with a detailed description of the status of such Y2K remediation and an expected date of compliance, which the Trust shall consider and determine in its sole discretion whether to terminate the Agreement. If the Trust determines to terminate the Agreement for such noncompliance, there shall be no additional cost or expense to the Trust related to such termination.

     (d) The Systems will not disturb the Trust's computer system regarding date-related issues.

          At the Trust's request, Firstar will provide evidence sufficient to demonstrate that the Systems meet the foregoing requirements including, but not limited to, evidence of testing and performance. This warranty and covenant shall remain in effect during the term of this Agreement. In the event of a breach of this warranty, the Trust shall have available all remedies under the law or equity, including, but not limited to, direct, incidental, and/or consequential damages. This warranty and this remedy provision shall supersede other clauses in this Agreement or other agreements between the Trust and Firstar which are inconsistent with this clause and in the case of inconsistency, the warranty and remedy provisions in this clause shall be controlling.

9.   WISCONSIN LAW TO APPLY

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Wisconsin.

10.  AMENDMENT, ASSIGNMENT, TERMINATION AND NOTICE

     A. This Agreement may be amended by the mutual written consent of the parties.

     B. This Agreement may be terminated upon ninety (90) days' written notice given by one party to the other.

     C. This Agreement and any right or obligation hereunder may not be assigned by either party without the signed, written consent of the other party.

     D. Any notice required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed to the principal place of business of the other party. If to the Agent, such notice should be sent to:

               Firstar Trust Company
               615 East Michigan Street
               Milwaukee, WI  53202

          If to the Trust, such notice should be sent to:

               1857 William Penn Way, Suite 203
               Lancaster, PA  17601

     E. In the event that the Trust gives to the Agent its written intention to terminate and appoint a successor transfer agent, the Agent agrees to cooperate in the transfer of its duties and responsibilities to the successor, including any and all relevant books, records and other data established or maintained by the Agent under this Agreement.

     F. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and materials will be paid by the Trust.

11.  LIMITATION OF LIABILITY

     The Agent hereby acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in Section 13 of its Declaration of Trust. The Agent agrees that the Fund's obligations under this Agreement with respect to the Trust and any other specific funds shall be limited to such Trust and to its assets, and that the Agent shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any trustee, officer, employee or agent of the trust, nor from the assets of shareholders of any other funds.


The HomeState Group                     Firstar Trust Company


By: /s/  Scott L. Rehr                  By: /s/ Michael C. McVoy
    -------------------------------         ------------------------------------


Attest:  Dan Moyer                      Attest:  Gail M. Zees
         --------------------------              -------------------------------
                                                 Assistant Secretary

                             MUTUAL FUND SERVICES

                        TRANSFER AGENT SERVICE FEATURES

 .    Shareholder Account Set-up and Maintenance                  .    Complete Shareholder Option Processing
 .    Transaction and Distribution Processing                               .    Automatic Investment Plan
 .    Legal Compliance Review of All Legal Transfer Requests                .    Systematic Withdrawal Plan
 .    Complete Retirement Plan Processing                                   .    Telephone Purchase/Exchange/Liq
 .    Statement Printing and Mailing                                        .    Asset Allocation Service
 .    Complete Customer Service                                        .    Wire Transfers or ACH
               .    Experienced Service Agents                             .    Directed Dividend and SWP's
               .    24-Hour Voice Response Service                         .    Certificate Processing
               .    Correspondence Services                                .    Check Writing
 .    Shareholder Tax Reporting                                             .    Letter of Intent
 .    IRS Tax Reporting                                                     .    Right of Accumulation
 .    Backup, Pension, NRA Withholding and Filing                           .    Reinvest Redemption
 .    Client System Interfaces                                    .    Maintain Dealer/Office/Rep Files
 .    Daily Cash Reporting                                        .    Complete NSCC Processing Interfaces
 .    Daily and Periodic Reporting                                          .    Fund/SERV
               .    Sales Reports                                          .    ACATS
               .    Account Base Analysis                                  .    Networking
 .    Complete Blue Sky Tracking and Automated System Edits                 .    Exchanges
 .    Shareholder Reporting                                                 .    Commissions
               .    Transaction Statements                       .    Load Share Tracking
               .    Combined Statements                          .    Multiple Loan Table Processing
               .    Combined Statement/Check                     .    Wire Order Tracking and Reporting
               .    Combined Tax Advices                         .    Complete Broker/Dealer Support
               .    Automatic Duplicate Statements                         .    Dealer, Office, Rep Reporting
               .    Cost Basis Statements                                  .    Institutional Customer Service Staff
 .    Complete Banking Interfaces                                 .    Dealer/Distributor Commission Tracking and Reporting
               .    Check Reconciliation                         .    Trail Commission Tracking and Reporting
               .    ACH                                          .    Multiple Copies of Shareholder Statements for Sales Rep,
               .    Wire Transfer                                     Dealer, etc.

                                  SCHEDULE A